Exhibit 99.2

Summer Infant, Incorporated

Second Quarter Fiscal 2008 Earnings

August 7, 2008

Operator:    Good morning ladies and gentleman, and welcome to the Summer Infant Second Quarter 2008 Conference Call.  On the call today for the company are Jason Macari, Chief Executive Officer; and Joe Driscoll, Chief Financial Officer.

By now everyone should have access to the earnings release which went out today at approximately 7:00 a.m. Eastern Time.  If you have not received your release, it is available on the Investor Relations portion of Summer Infant’s website at www.summerinfant.com. This call is being recorded and web-casted, and the replay will be available on the company’s website as well.

Before we begin, we’d like to remind everyone that the prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your questions.  These statements do not guarantee future performance and therefore undue reliance should not be placed upon them.  There are many factors that can result in actual performance differing from projections and forward-looking statements.  We refer all of you to the risk factors detailed in the company’s annual report on Form 10-K for the fiscal year ended December 31st, 2007 filed on March 27th, 2008, and subsequent filings with the Securities and Exchange Commission.  Summer Infant assumes no obligation to revise any forward-looking projections that may be made in today’s release or call.

With that, I would like to turn the conference over to Mr. Jason Macari. Please go ahead sir.

Jason Macari:    Thank you. Good morning everyone and thanks for joining us on today’s call. On the call today I would like to discuss our accomplishments in this quarter.  Then Joe will walk you through the financials and summarize our outlook for 2008.  Following my closing remarks, we will open up the call for your questions.

I am very pleased with our strong financial results this quarter, as Summer Infants products continue to gain traction and resonate with consumers.  We reported solid double digit sales and EBITDA growth in the quarter and remain on track in our 2008 pro forma guidance. During the second quarter sales grew 82% and EBITDA increased over 100%.  We were able to achieve 50% organic revenue growth which continues to reflect solid demand for our products despite challenges facing the broader retail sector.

Just to look at what is driving our results.  First, we continue to develop and to offer new products within our existing categories in order to expand our retail presence.  This year we have introduced significant additions to our product line up in monitors, bath and other core categories.  Second, our new categories including soft goods and baby gear have enabled us to expand our distribution with existing customers.  In addition, we completed the integration of the Basic Comfort and

Kiddopotamus acquisitions into the Summer Infant platform.  These acquisitions expanded our product offering into a number of new categories where we previously had fairly limited exposure, including nursery items as well as travel and feeding accessories.  Third, we continue to develop new retail partnerships to expand our customer portfolio.  For example, we began shipping to Home Depot retail this past quarter.  Finally, on the cost side, we remained focused on improving our cost structure to help offset some of the pressures in the marketplace.  As we have discussed in recent quarters and similar to reports from our peers, inflationary cost pressures including increased labor, raw materials and currency costs in China continue to impact our gross margins.  I would say although, we have seen some stabilization of these pressures just in the recent weeks, or month or so.

Having said that, we have started to see the benefits of price increases that began to take effect towards the end of the second quarter.  In addition, we continue to evaluate various sourcing and supply chain alternatives, as well as cost engineering measures to help offset inflationary cost pressures over the long term.

Turning to current market trends.  We continue to believe that the long-term industry trends in the infant products space remain healthy and feel we are well positioned as one of the only public company pure play’s in this large, attractive market.  The dynamics in the sector have continued to be favorable and have translated into solid sales growth at Summer Infant, despite the softness in the broader retail environment.  We continue to believe that infant health, safety and wellness products are one of the last areas where consumers will cut back on spending during economic downturns.  Having said that, it is unclear how deep of a downturn this will be and to what extent consumers will cut spending.  Thus, we remain conservative on our outlook for the balance of the year.  Nevertheless, I would like to reiterate that we are very pleased with our results for the first half of 2008, and are very excited about the opportunities that lie ahead for Summer Infant as we continue to execute on our core strategy.

With that, I would like to turn the call over to Joe to run through the financials.

Joe Driscoll:    Thanks, Jason.  I’ll begin with an overview of Summer’s results for the second quarter and first six months of 2008, and then highlight our outlook for the rest of the year.

Net revenues for the second quarter of 2008 were 34 million, an 82% increase from the year ago quarter.  Organic revenues excluding the impact of the Basic Comfort and Kiddopotamus acquisitions, increased approximately 50% year-over-year.  This substantial organic growth was generated in a difficult retail environment.  Our sales growth continues to be driven by new product introductions, new customers that we’ve added in 2008 and continued growth in both core and new categories.  Gross profit for the second quarter of 2008 was 12.3 million, a 70% increase year-over-year.  As anticipated, gross margin in the second quarter of 2008 decreased to 36.2% from 38.9% in the second quarter of 2007.  However, sequentially, gross margin increased 120 basis points from the 35% reported in the first quarter of 2008.

As expected, gross margins continued to be pressured by increased costs in China, in addition to the impact of higher resin costs on products manufactured in the US. These factors were offset by price increases, a reduction in product returns related to quality improvement initiatives, and the change in mix as a result of the acquired businesses; all of which contributed to the sequential increase in margins.

Looking ahead, we continue to anticipate that raw material inflation as well as higher labor costs and devaluation of the US dollar will potentially put pressure on gross margins over the next several quarters.  As Jason mentioned, some of the strategic price increases we have implemented have already started to offset some of the pressure we are experiencing on the gross margin line, and we expect to continue to see this benefit through the balance of the year.  We are analyzing various strategies to improve margins, including the implementation of additional price increases, continuing to pursue alternative sourcing strategies, and as always, identifying the best selling items and implementing cost reduction plans for these particular products in order to improve gross margin over time.

Selling, general and administrative expenses for the second quarter of 2008, excluding depreciation, amortization, deal related fees and non-cash stock option expense totaled 8.6 million or 25.4% of net revenues, compared to 5.4 million or 29% of net revenues in last year’s second quarter.  This 360 basis point year-over-year improvement in SG&A as a percent of sales was due to our ability to leverage our fixed costs on higher sales, which remains a key component in our financial model.  The integration of Basic Comfort and Kiddopotamus is expected to generate additional leverage going forward.

In addition, the 8.6 million of total SG&A represents a $200,000 reduction from the 8.8 million of pro forma SG&A in the first quarter of 2008.  EBITDA excluding non-cash stock option expense and deal related fees was 3.7 million for the second quarter of 2008, an increase of 100% from the second quarter of 2007.  EBITDA margin in the second quarter of 2008 increased to 10.9% of net revenues compared to 9.9% in the year ago quarter; primarily due to leveraging fixed costs on higher sales and the impact of the acquired companies.  Earnings per share, excluding deal related fees totaled $0.10 per share for the second quarter of 2008, versus $0.07 per share in last year’s second quarter.

Turning to our six months results.  Net revenues for the six months ended June 30th were 62.4 million, an increase of 74% year-over-year.  EBITDA for the first six months totaled 6.3 million, an 80% increase from the year ago quarter.  EBITDA margin was 10.1% for the first six months of 2008, up from 9.8% for the same period in 2007.  Consistent with last quarter, we are presenting pro forma results for the first six month period, including the full year results of Basic Comfort and Kiddopotamus., in order to provide additional information to investors as to the relative impact of these companies on the overall Summer Infant business.  Note that these results reflect the performance of these companies prior to being part of Summer Infant and therefore the results going forward could differ materially from these results.  On a combined pro forma basis for the six months ended June 30th, 2008 un-audited pro forma results were as follows: net revenues totaled 68.3 million, EBITDA totaled 7.3 million and earnings per share totaled $0.19 per share.  Our guidance for a full year 2008 includes these pro forma results.

I would now like to turn to the balance sheet highlights.  As of June 30th, 2008 we had approximately 37.6 million of net debt, defined as total debt net of cash.  During the quarter, net debt increased by 7.4 million.  This consisted of approximately 10 million of new borrowings to fund the Kiddopotamus acquisition, offset by approximately 2.6 million of positive cash flow from operations.  On a trailing 12 month basis, consolidated pro forma EBITDA totaled 13.9 million, which implies a net debt to EBITDA ratio of 2.7 times.  Also note that the majority of the debt matures in fiscal 2011.

Now turning to our 2008 outlook, we are reiterating our 2008 pro forma guidance, which again assumes that the acquisitions occurred on January 1.  We remain conservative given the challenges in the macro economic environment and uncertainties surrounding raw material prices.  Again, we expect net revenues for 2008 to be in the range of 129 to 133 million, EBITDA to be in the range of 13.8 to 14.4 million and earnings per share to be in the range of 37 to $0.40.  This outlook assumes stable currency exchange rates and raw material prices for the remainder of the fiscal year, and to the extent that there are further changes in currency valuation or raw material prices that we are successful in implementing future select price increases to our customers.

Now, I would like to turn it back over to Jason.

Jason Macari:    Thanks, Joe.  In closing, our results this quarter continue to reflect the successful execution of our growth strategy.  To recap, we were able to grow revenues 82% year-over-year with organic growth of about 50%, which is consistent with our 50% plus year-over-year organic revenue growth we achieved for the full year 2007.  In addition, we grew EBITDA by over 100%.  We think that these are substantial achievements alone, but, particularly given all the challenges facing the consumer sector.

We continue to believe that the factor of the space we operate in is a testament to the quality and value Summer Infant products bring to our consumers.  Looking ahead we are excited about the opportunities to continue to grow our business through expanding our customer base, introducing industry leading products within new and existing categories and potentially pursuing additional acquisition opportunities.

With that, I would like to turn the call back to the operator and open it up for questions.

Operator:    Thank you.  The question-and-answer session will be conducted electronically today.  If you would like to ask a question, you may do so by simply pressing the star key followed by the digit one on your touch tone telephone.  We’ll take as many questions as time permits, and we’ll take you in the order that you signal us.  Additionally, if you’re utilizing a speakerphone, please pick up your handset for better audio quality and to allow your signal to reach our equipment.  Once again ladies and gentleman, that’s star, one if you would like to ask a question.  We’ll pause just one moment to assemble the queue.

Our first question comes from Scott Vanwinkle with Canaccord Adams.

Scott Vanwinkle:    Hi, good morning guys.  Great job again.

Jason Macari:    Thank you Scott.

Joe Driscoll:    Thanks.

Scott Vanwinkle:    First on the price increase, how is that rolling in?  Does it depend on the retailer?  How should we think about that?

Jason Macari:    Well, it’s definitely by product, by category and ultimately by retailer.  We did not implement an across the board price increase.  We really try to do it strategically.  We feel that within our line there are some products that really hit critical price points that we wanted to stay with, and as well the retailers did.  But there are other products that we feel that clearly have more value to them and were able to be increased.  So, I wouldn’t say we implemented across the board, but more than – certainly the majority of products were increased in price.

Scott Vanwinkle:    And, have we seen – what percentage of the impact have we seen in this second quarter?  Maybe half of it?

Jason Macari:    Go ahead Joe.

Joe Driscoll:    Yes, it’s probably half of it because some of them started taking place on June 1st, and others are taking place on July 1st, and that’s pretty much it.  So, you probably have half of the impact in your Q2 numbers.

Scott Vanwinkle:    Got you.  On the acquisitions, what was actually involved in the integration?

Jason Macari:     The integration is really on a couple different fronts.  One is an operational integration where we basically are now taking over the order processing, shipping to customers, ordering products, warehousing their products, so really that’s the primary focus of the integration.  It’s really to kind of fold their operational systems into our systems, so we’re now on one computer system not three.  That was the biggest challenge, I guess is to fold them all into our systems.

You know, there’s other, I guess, integration type things that are going on behind the scenes, such as combining all the companies onto one insurance program, which generated some good savings for us, and you know, kind of combining our logistics, bringing in products from Asia, and things like that, so there’s kind of a whole slew of additional cost savings opportunities we’re looking at right now.

And then, you know, really on the product development and sales front, we’re trying to make sure we have a cohesive product development and sales story so that we’re going out as one company not as three companies, so there’s additional integration efforts going on on that front to make sure everything is cohesive.

Scott Vanwinkle:     As far as the product categories, is there the categories that really perform well or held up well in this environment, and maybe now they didn’t perform all that well, or is it maybe a little more discretionary?  Can you give us an indication of where the product category strength was?

Joe Driscoll:    Do you want me to take that Jason?

Jason Macari:    Yes.  I can say a piece and then maybe you can back it up.  I would say that categorically we’ve seen strong sales really across the board.  I would say that we’ve seen, I think it’s more channel specific versus category specific.  At least that’s what I’ve seen for our business.  Some of what I would consider more discretionary categories of ours have actually performed consistent with what our plan was and consistent with the trends that we were seeing from last year and the beginning of this year.  So, my sense is that we really haven’t seen category weakness to date.  Would you agree with that Joe?

Joe Driscoll:    Yes.  You know, within each category there’s the strong performers last year that are performing strongly again this year.  You know, it’s really not – there’s no real across the board comment you can make.  The good products are doing well and some other products are not doing as well, but it’s not really across the board.

Scott Vanwinkle:    Great, thank you.

Jason Macari:    Thanks Scott.

Operator:    Thank you sir.  Our next question will come from Jacklyn Rider with Lazard Capital Management.

Jacklyn Rider:    Great quarter.  So you’re being conservative going into the back half of the year, but how are your sales trends going into the third quarter thus far?

Jason Macari:    I would say that they’re consistent with what our original plan was.  We’ve seen really no slow down in customer orders.  I personally feel that the – first of all, our POS, our actual sales at the register I think are consistent and strong and really have seen, other than maybe a couple of weeks in the summer which are typical, and again consistent with what we see every year, they’ve been strong and to plan, so I haven’t seen a whole lot of softness.  But that’s not to say that we won’t and the economic situation in the US is, I think everybody is just wondering where it’s all going to go, and we’re very bullish on it, and we haven’t really seen a whole lot of, like I say just really  spotty occurrences of things that aren’t selling quite to plan. It’s not across the board, it really tends to be, again as I said channel specific.  So, we are at or above forecast with most of our retails so we’re very please with our sell throughs and with the orders coming in from our customers.

Jacklyn Rider:    Okay great.  And then, on the cost front, you know, we are seeing commodity costs kind of stabilizing right now, and when you talk about continued pressure on your growth margins from input costs, is it pretty much at the similar level to the first and second quarter?  Or, are we looking at higher levels for some reason going into the third and fourth quarters?  From a commodity standpoint?

Joe Driscoll:    Interestingly enough Jackie, I’m sitting here in our Hong Kong office with our staff here, and I’ve been meeting with our suppliers while I’ve been here.  I haven’t met with all of them but I’ve met with a number of key suppliers already, and I would say in general there seems to be a little bit of optimism that maybe things will stabilize, and it’s very – you know, really within the last two to four weeks, it hasn’t been a trend that we’ve seen.  So, I think everybody’s a little skeptical, we’re a little – we want to be conservative because if you look at the key indicators, oil has come down nicely in the last two to four weeks, and we’re hearing that maybe resin prices are either going to stabilize or maybe some of the price increases won’t stick for the third quarter.

We also are hearing that, what we know is that the China government repealed or really, reinstated the IT rebates in certain categories of ours so we’re happy with that.  We also see the renminbi, the Chinese renminbi stabilized to the US dollar, but its such a short window that nobody wants to get very optimistic.  We all just are happy to see it stabilize and not continue to go up.

Jacklyn Rider:    Okay.  But, going forward this year, we should be at least into the second quarter similar or better gross margins given your price increases.  We should have the full impact of the price increases in the second quarter.  And then, you know, so we should see improvements in gross margins shouldn’t we?

Joe Driscoll:    If the sales mix stayed exactly the same, you would probably see an improvement, I guess the real question is what is the mix of sales going to be because some categories are a better margin than others?  So, if everything stayed exactly the same in terms of sales mix you would probably see a slight uptake in margin, not a dramatic uptake, I wouldn’t expect.  But the one issue for us is what is the ultimate mix going to be?

Jacklyn Rider:    Okay, well that’s fair.  And then, on additional retailers, so great news that you’re in Home Depot now, any progress on maybe getting into the clubs?  Any timetable there, or any other new retailers?

Joe Driscoll:    Go ahead Jason.

Jason Macari:    There are definitely retailers that we would like to get into but I would say strategically, the most important thing that we feel like we’re doing right now in the sales arena is supporting our key customers and really drive home the business between now and the end of the year.  Continuing products that are on the shelf and continuing new products, executing on that strategy. Our 2009 really is, you know, a big part of it is delivering in our new products on time, on cost and with the features and benefits that our retailers and consumers are looking for.  That’s really our number one focus right now.

There are some new customers that we’re hoping to get but I would say that’s probably secondary to delivering our line for the new year with our existing customers.

Jacklyn Rider:    Okay great.

Jason Macari:    I would add that I think that we’re formulating a new sales strategy really.  We’re going into two very large trade shows.  In September we have our ABC show in Las Vegas, and we have the Cologne show in Germany which will be exhibiting really for the first time.  It’ll be interesting to gauge new customer interest through those shows, and we have a number of appointments with new customers.  So we’re excited, but again our number one priority is to take care of our existing customers and deliver in existing and new items, and really support them, as we have – I really think we’ve become known for excellent service, not just great products but excellent service.  And, I think that’s probably one of our key strengths right now is the fact that we’re taking such good care of our customers.

Jacklyn Rider:    Oh wonderful. Since you brought it up, how is the international business doing?  If you’re actually doing a show out in Germany? That sounds pretty good.

Jason Macari:    Well Joe can actually speak to the numbers.  I’ll speak qualitatively to the UK and Canada.  Both businesses are very healthy.  Our three key markets, as you know, are the US, the UK, and Canada.  The UK and Canada are very healthy.  They are seeing similar growth levels, if not higher than what the US is seeing.  The rest of the international picture is really not as material to us right now, and that’s one of the things that we’re evaluating as to where we go internationally, and one of the reasons why we’re going to be exhibiting in Cologne, it’s not our – we typically have a much larger booth, but we’re taking a small booth, really to showcase some of our key items, and really try to look for new customers.  So, it’s a little bit more speculative selling versus ABC where our key customers are coming and we’re really already doing business.  So, it’s a little different makeup for us but we’re really excited about it.  We have our international sales team coming and we’re going to be hopefully having a great show.

Jacklyn Rider:    Great, and Joe, what percent of the sales in the quarter was international?  About 10?

Joe Driscoll:    Do you throw in UK and Canada into that?

Jacklyn Rider:    Yes, UK and Canada, anything outside of the US.

Joe Driscoll:    Anything outside of the US would be about 10 to 12%.

Jacklyn Rider:    Okay.  I’ll leave it at one more question.  Deal pipe line, I know you just digested these two large acquisitions.  I think last time we talked about it, we said maybe you need six months to integrate them.  You know, how does the deal pipeline look? Are you ready to maybe take on another acquisition?  Just from an operations standpoint or do you need more time to get through these last two?

Jason Macari:    I would make one comment on the two current acquisitions and that kind of leads into the answer to that question. Both acquisitions have gone extremely well, and I think it really comes down to partnering with the people that did the principles in those two companies.

We’ve been working very closely with both the principles at Kiddopotamus and at Basic Comfort and it’s really been a great partnership. I know that a large percentage of acquisitions aren’t successful or at least don’t meet the expectations of everyone involved.  But, I would say that these two acquisitions have gone very well, we are supporting them 110% and I would say that they are reciprocating.  It’s been a really good experience for us.

To that end and to kind of having the integration moving really all but complete, there are always going to be things that we’re going to do later on, but I think for the most part the integration is complete in all areas of the business as Joe pointed out.  I would say that new acquisitions, we’re definitely open to them.  Joe and I have been looking on a regular basis at opportunities, and it’s a good pipe line actually.  The question is, do they meet all our needs?  Not just financial but strategic?  And, do they fit, do they fit, do they make sense?  Can we gain a leverage that we believe we will with these last two?  Can we gain that with new acquisitions?  So, we kind of feel strongly that we don’t need to do them but we’re looking for opportunities that really fit, not just financially but strategically.

Jacklyn Rider:    Great.  Thank you very much.

Operator:    We’ll move on to our next question with Nelson Obus with Winfield Capital.

Nelson Obus:    Great quarter, interesting quarter.  Let me just ask two questions.  The SG&A increase it attributed to increased D&A, which is obviously a non-cash charge, stock options which I look at as an ongoing expense –although obviously it can fluctuate, and deal expenses which really are a one-time expense.  Could you kind of quantify what the relative influence of those three factors mentioned in the press release were in the $3.2 million increase in SG&A in the quarter, year-over-year?

Joe Driscoll:    The – I guess the way we’ve broken it out on our press release is that SG&A excludes all those things you just mentioned.  So, when you look at total SG&A, we are at 8.6 million for the second quarter, excluding all those things you just mentioned versus 5.4 million in 2007.  So, is that the 3.2 million you’re referring to?

Nelson Obus:    Oh I see, so none of those factors are in the comparison, so I read this wrong.  Okay.  So, it’s just basically – so, the major reasons for the – okay, I see its excluding, okay.  So then go ahead real quick, the major reasons for the SG&A increase although not on a percentage basis, were obviously acquisition costs.  What else?  I mean a bigger platform right?

Joe Driscoll:    Well, really one of the big nuts is variable selling costs, which runs probably about 11% of net sales.  So, if you look at the 34 million we did in revenue this quarter versus the 18.6 million in Q2 of last year, that delta times 11% is going to give you a slug of the increase, just based on more sales.  Then, really, other costs would be increases in payroll to support the growth; we’ve added a couple of distribution centers to support the growth. So, I guess those would kind of the major pieces of the growth.

Nelson Obus:    All right let me ask, maybe a more insightful question which follows up on a comment that Jacklyn made earlier about conservatism in the press release.

I just – I find it kind of interesting.  I guess the first metric is that you’re giving us a trailing 12 month EBITDA of 13.9 million, or 14 million, say 13.9 million.  Then you’re giving us a projection for 2008 of 13.8 to 14.4 million, which you is contingent on stable currency, and stable raw material prices for the remainder of the fiscal year, so that the projections are basically contingent on positive factors or stabilizing factors which concern you.

And yet, when you look at the trailing 12 months which clearly had these things baked into them, you’re basically projecting a 2008 EBITDA with some positive assumptions going forward, which is essentially in the same range as your trailing 12 even though there have been some rather impressive improvements if you look at the first six months of this year.

So, to use the term – you see what I’m getting at here.  I mean it’s okay to be conservative, but something doesn’t add up here simply because your projection is contingent on some positive stabilizing developments which are the very things that you articulate that you’re concerned about.  So, if I take this thing literally, you’re not really going anywhere in the next six months and that isn’t really – that’s not really believable based on what’s happened in the first six months.  Do you see what I’m getting at here?

Jason Macari:    Yes, can I answer that?  The projection for the next six months though, you’ve got to remember, we’re taking a conservative approach on the top line.  So, that is really something that, you know, we don’t control the overall economy and if people start slowing down their spending, that’s really where the conservative nature of it comes into play.  So, if the consumers keep spending at their current levels and our sales continue along at 34 million a quarter, we’re going to do much better than our projections.  But, it’s really a sales top line conservatism that would be flowing into our overall outlook for the year.

Nelson Obus:    That’s great.  So then, let me get one more metric from you, which is, how do you calculate the trailing 12 month revenues in terms of the comparison to the projections of 129 to 133?  What would the trailing 12 revenues be that we’re looking at here just to make sure we have apples-to-apples?

Joe Driscoll:    You know, I don’t have that right in front of me Nelson. I can get that for you but I’d have to go back and throw on the Basic Comfort and Kiddopotamus.

Nelson Obus:    Yes, they’d be pro forma numbers.

Joe Driscoll:    All right.

Nelson Obus:    I’ll get that offline, but it’s an interesting number.

Joe Driscoll:    Okay.

Nelson Obus:    I mean you did it with the EBITDA so I assume these EBITDA trailing 12 are pro forma, and we’ll take a look at it okay?  But, I appreciate what you’re saying.  If the top line holds up, you know, then these will prove to be low projections.  Thanks, good quarter.

Joe Driscoll:    Thanks.

Jason Macari:    Thanks Nelson.

Operator:    Thank you. As a reminder to our participants, that’s star, one if you’d like to ask a question.  We’ll now go to Tony Gikas with Piper Jaffray.

Tony Gikas:    Hey good morning guys, great job on the quarter.

Jason Macari:    Thank you.

Tony Gikas:    A couple quick follow-up questions.  On the input cost increases, any way to sort of quantify what you’re seeing on a year-over-year basis?  Are those input costs up in the range of 10%?  Or is it maybe 15% plus? You hear from some other consumer products stories that it can be kind of a mid to high teens.  So, I’m curious on that front, and then maybe just a comment on competition.  In this current tough economic environment, is competition on the decline a little bit would you say?  Third question, you touched just a little bit on the integration of the two acquisitions, but maybe just a little bit more detail there on how the synergies are progressing.  And, last question, birth rates have been very favorable over the last couple of years.  Is there any way to quantify how that’s impacting your business?  Is that something that you’ve been able to measure or feel in the business?

Jason Macari:    Okay, Joe do you want to start with the cost?

Joe Driscoll:    Yes.  The costs, input costs, are quite different by category.  So, there’s some categories where we experienced double digit increases in input costs.  Other categories went up very little if at all.  So, it’s really very, very category specific and product specific.  So, there’s no one answer there.  Some categories are impacted in a very substantial way and other categories hardly impacted at all so, the categories that were hit the hardest, you know, those are the ones that we’re focusing on with our price increases to our retailers.  So, I guess that’s the overall answer there, there’s no one magic percentage across the board.

Jason Macari:    I would say one thing about – just percentage wise from a cost increase.  We probably experience anywhere from 3 to 5% all  the way up to 20, 22% which is, having reviewed some of our competitors or other people in our industry, the toy industry et cetera, I think somewhat consistent with what they’ve seen.  Many of our suppliers supply both customers in and out of our industry so they may be supplying toys, they may be supplying infant or safety products.  So, you know, it’s pretty – I think we’re seeing basically what our competition is seeing.  I don’t think it’s out of line with what everybody else is seeing.  When you were asking the question about competition, you were looking, I think, for something specific.  Could you qualify that a little bit more?

Tony Gikas:    I think just in general.  I mean, are you seeing that some of your competition is struggling a little bit more, maybe opening up some shelf space for you guys and that sort of thing?

Jason Macari:    Competition in this industry I would say is typically pretty stiff.  There are some very good companies in our space, and in different categories we compete with some really I would say world-class companies and brands.  We have always maintained that we have to be better, both in product ultimately delivered to the consumer and also to the retailer.  We have to give the retailer reasons to carry our item over those types of competitors.

So, I don’t think it’s lightened up to be honest with you.  I think that the larger we get and the more categories we’re in, I think the more that people see us as a threat versus the other way around.  I would say that we are constantly looking for opportunities.  This market has produced some winners and losers, and there are definitely – you know, the economy has not only hurt from a cost standpoint but it’s also, there are companies that are struggling business wise.  For our sake, we obviously monitor that and we go where we feel like the opportunities lie.  So, I hope that answers the question.

Regarding integration synergies, we could get real specific here but just to try and paint a picture.  The Kiddopotamus acquisition, Kiddopotamus was relative virtual company and we’ve taken in pretty much all of the functions of Kiddopotamus into Summer.  We’re servicing our accounts through our operations team, we’re distributing out of our warehouse which was a third party warehouse where the office in Kansas City is essentially closed and moved up and working out of Colorado office now, so there’s just really two individuals, the two principles.  Essentially everything has been taken in on that business.  All the sales functions are not being handled by our sales force.  Product development is being developed in concert with our development team, it’s really – it’s pretty much there.

Basic Comfort is a little bit more bricks and mortar.  They actually have a light manufacturing and distribution facility in Denver, and they are still – that’s still – the plan is still to operate that and actually if anything to grow it.  That plant was a little less integration because of the nature of that business, although again, you know, our sales force was selling that product, that’s been integrated.  Orders are coming into our supply chain, into our team in Rhode Island and the product development teams are working very closely as well.

Obviously Joe is really handling all of the financial picture.  So, both are a little different but I think that we are, other than longer term planning, I think that we are where we want to be with those two acquisitions.  There are some synergies that I think will hopefully help.  Part of the reason I think we’re conservative, is those synergies could drop to the bottom line or they may offset some cost increases.  So, we’re just hoping that the pricing pressure, the cost pressures really stabilize and allows us to reap some of the benefit from those acquisitions.

Regarding birth rates, last year was a record birth rate year for the US.  It was almost 4.3 million births, and you know, we – our understanding is that there’s a mini baby boom going on even as we speak, so we’re thrilled with the birth rates and continue to see positive growth through that, and I think our numbers, and I’m speaking specific items, are actually showing that.  We’ve seen nice increases in core products that have been around 3, 5 years are still increasing, so I think that is definitely a sign of a; a really great product that is being talked about by mom, and also there are more consumers out there which is a good thing.  We are going into broader markets, so I think our goal is obviously to tap into a larger market.  Whether it’s the UK, which we’ve done very well in, or Canada which is really growing nicely for us and becoming a more important part of our business, and other markets, we are looking very seriously again, the Cologne show is an attempt to start understanding what parts of the world we have opportunities in and where to go next.

Tony Gikas:    Okay, thank you guys and good luck.

Jason Macari:    Thank you.

Operator:    Thank you sir.  Gentlemen, it appears that we have no further questions.  Mr. Macari, I’ll turn the conference over to you for any closing or additional remarks.

Jason Macari:    In closing, I would just like to thank all of our employees.  I want to thank especially our employees here in Hong Kong and China who have been doing a great job under pretty difficult situations.  I would also like to thank all of our shareholders for your continued support.  We’re really thrilled to be partnered and working so hard on all of our behalf’s.  We look forward to speaking with you on our third quarter earnings call in early November.  We’ll also be at the Canaccord Adams conference in August, so thank you very much and talk to you soon.

Operator:    That does conclude today’s conference call.  Thank you for your participation.  Have a great day.